News

Merisel, Inc. Announces Appointment of Victor L. Cisario as CFO
New York, New York – June 12, 2009 – Merisel, Inc. (OTC: MSEL.pk), a leading provider of visual communications and brand imaging solutions to the consumer products, retail, advertising and entertainment industries, announces the appointment of Victor L. Cisario as Chief Financial Officer and Executive Vice President of Finance effective immediately.

Mr. Cisario has over 10 years of experience serving as Chief Financial Officer in both early-stage and well-established public and private companies. Mr. Cisario joins Merisel from Outside Ventures, LLC, where he served as Chief Financial Officer.  Mr. Cisario also served as Chief Financial Officer for Fuel Digital, Inc. from 2002 until Merisel’s acquisition of Fuel Digital in 2006.

“Victor’s extensive financial and industry experience will be a significant asset to the Company”, stated Mr. Donald R. Uzzi, Chief Executive Officer and Chairman of Merisel, Inc.  “We are pleased to have someone of his caliber join our team.”

As a member of the executive team, Mr. Cisario will directly report to the CEO.  Mr. Cisario will be responsible for financial reporting, treasury, tax, audit, investor relations and strategic planning and analysis.

About Merisel, Inc.
Merisel, Inc. headquartered in New York, N.Y., is a leading visual communications and brand imaging solutions provider to its clients. Merisel provides a broad portfolio of digital and graphic services to clients in the retail, manufacturing, beverage, cosmetic, advertising, entertainment and consumer packaged goods industries. These solutions are delivered to clients through its portfolio companies; ColorEdge, Crush Creative, Comp 24, It’s in the Works, Dennis Curtin Studios, AdProps, and Fuel Digital. Merisel has sales offices in New York City, Atlanta, Los Angeles, Orlando, and Portland, and production facilities in New York, New Jersey, Atlanta and Los Angeles to ensure the highest quality solutions and services to our clients. Learn more about Merisel, Inc. at www.merisel.com.

Contact:
Jennifer Collier
(212) 502-6571
jennifer.collier@merisel.com